                                                                     EXHIBIT 12

                              VORNADO REALTY L.P.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND COMBINED FIXED CHARGES AND
                          PREFERRED UNIT DISTRIBUTION
                                 REQUIREMENTS

                                                                          DECEMBER 31,
                                             -----------------------------------------------------------------------
                                               1999           1998*           1997*          1996*          1995*
                                             ---------     ----------     -----------    ------------    -----------
EARNINGS:

Net income applicable to Class A
   unitholders                               $ 177,427      $133,153       $ 45,474       $  61,364       $  53,008
Preferential allocations not reflected in
   fixed charges below                           6,082         1,743             --              --              --
Equity in income from certain
   partially owned entities in excess  of
   distributions                               (16,391)         (983)        (1,325)         (1,108)          2,389
Fixed Charges                                  227,459       152,217         66,397          17,214          17,333
                                             ---------      --------       --------       ---------       ---------
Earnings                                     $ 394,577      $286,130       $110,546       $  77,470       $  72,730
                                             =========      ========       ========       =========       =========

FIXED CHARGES:
Interest and debt expense                    $ 141,683      $114,686       $ 42,888       $  16,726       $  16,426
Capitalized interest                             7,012         1,410             --              --             442
Preferred unit distributions                    33,438        21,690         15,549              --              --
Preferential allocations                        40,570        12,452          7,293              --              --
1/3 of rent expense--interest factor             4,756         1,979            667             488             465
                                             ---------      --------       --------       ---------       ---------
Total Fixed Charges                          $ 227,459      $152,217       $ 66,397       $  17,214       $  17,333
                                             =========      ========       ========       =========       =========

Ratio of Earnings to Fixed Charges                1.73          1.88           1.66            4.50            4.20
                                             =========      ========       ========       =========       =========

Rent Expense                                 $  14,268      $   5,937      $   2,001      $   1,465       $   1,395
                                            ==========      =========      =========      =========       =========

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*   Restated to reflect equity in income from certain partially owned entities in excess of distributions and preferred unit distributions.